Zoom Appoints Former Oracle CFO Jeff Epstein to Board of Directors; Jonathan Chadwick to Retire

San Jose, California, September 2, 2026 – Zoom Communications, Inc. (NASDAQ: ZM), announced today the appointment of Jeff Epstein to its Board of Directors, effective immediately. Jeff previously served as EVP and CFO of Oracle and is currently an Operating Partner at Bessemer Venture Partners, a venture capital and private equity firm.

Zoom also announced that Jonathan Chadwick will retire from Zoom's board after nearly ten years of service, effective November 19, 2026.

"Jeff's extensive financial and strategic leadership, particularly across B2B software and vertical AI, make him a strong addition to the Zoom Board," said Eric Yuan, Zoom CEO and Board Chairman. "We are also beyond appreciative to Jonathan for his nearly ten years of service to Zoom. His guidance was critical during major periods of growth, helping shape Zoom into the company it is today."

In addition to Zoom, Jeff serves on the boards of directors of Autodesk, Inc., AvePoint, Inc., and Twilio, Inc. He previously served on the boards of directors of Okta, Inc., Couchbase, Inc., Poshmark, Inc. and Shutterstock, Inc. He is the former Executive Vice President and Chief Financial Officer of Oracle Inc. and holds an MBA from the Stanford University Graduate School of Business and a BA from Yale University.

About Zoom
Zoom (NASDAQ: ZM) is a system of action for modern work, turning live collaboration into completed results. From entrepreneurs to global enterprises, customers choose Zoom to seamlessly collaborate, communicate, and drive outcomes across meetings, phone, contact center, and more — all with the built-in assistance of Zoom AI. Founded in 2011, Zoom is headquartered in San Jose, CA. For more information, visit zoom.com.
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